Exhibit 10.6

THE HABIT RESTAURANTS, LLC

1019 Chapala Street

Santa Barbara, CA 93101

July 31, 2007

KarpReilly, LLC

1700 East Putnam Ave – Suite 100

Old Greenwich, CT 06870

F-Habit, LLC

c/o Paul Fleming Restaurants, LLC

5110 N. 40th Street, Suite 244

Phoenix, AZ 85018

Re:	Management and Monitoring Agreement

Ladies and Gentlemen:

This letter confirms our understanding that The Habit Restaurants, LLC, a Delaware limited liability company (the “Company”), has engaged KarpReilly, LLC (“KarpReilly”) and F-Habit, LLC, a Delaware limited liability company (“Fleming” and together with KarpReilly, the “Managing Parties”) to provide management and monitoring services to the Company upon the request of the Company from time to time. The services to be provided are in connection with ongoing business and financial matters, including monitoring of operating and cash flow requirements, monitoring of corporate liquidity and other ordinary and necessary corporate finance concerns (including financing matters and any public or private offering of securities).

In consideration for the agreement of the Managing Parties to provide such management and monitoring services, the Company agrees as follows:

1.	To pay the Managing Parties an aggregate annual fee of $150,000 (the “Monitoring Fee”), payable for every calendar quarter in arrears, with the first payment (pro-rated for the number of days remaining in the third calendar quarter of 2007) due on September 30, 2007. Each payment of the Monitoring Fee thereafter shall be due on the last day of each subsequent calendar quarter. The Monitoring Fee shall be payable 10% to Fleming and 90% to KarpReilly.

2.	To reimburse the Managing Parties promptly upon request from time to time for all reasonable out-of-pocket expenses incurred by the Managing Parties in connection with the services to be rendered by the Managing Parties pursuant to its engagement hereunder.

The fees and expenses set forth above are payable for management and monitoring services to be rendered by the Managing Parties and their employees and partners and affiliates and not for any such services to be rendered by any other person. Any additional services to be provided by the Managing Parties or any of affiliate of a Managing Party, and any additional fee therefor, will be agreed to in writing by the Company and such parties. Any such fees, including those in connection with additional financings of, or other significant corporate events consummated by, the Company, will be in an amount which the Company would be reasonably expected to negotiate in an arms-length transaction and must be approved in accordance with Section 4.10 of the Company’s limited liability company operating agreement as from time to time in effect (the “LLC Agreement”).

The Company hereby acknowledges that a Managing Party may designate one or more of its affiliates to provide the management and monitoring services to the Company hereunder and that in any such event, such Managing Party may direct that all or any portion of the fees payable to the Managing Party hereunder may instead (and without duplication) be paid by the Company directly to such affiliates.

The Managing Parties hereby acknowledge that none of the persons designated from time to time by it or any of its affiliates to serve as a member of the board of managers of the Company will be entitled to any annual fee or attendance fee for attending meetings of the board of managers of the Company, provided, however, that the Company shall reimburse such persons for their reasonable out-of-pocket expenses incurred in attending such board meetings and as provided in the LLC Agreement.

The Company also agrees to indemnify the Managing Parties and certain other persons and to limit the liability of the Managing Parties and such other persons as set forth in Schedule I hereto, which Schedule constitutes an integral part hereof. The agreements contained or referred to in this paragraph will survive any termination of this Agreement, and shall not in any way limit any other rights to indemnification provided under Delaware law or in the LLC Agreement.

Except for the provisions of the immediately preceding paragraph and Schedule I hereto (which will survive termination of this Agreement), this Agreement will terminate (a) as to the Managing Parties, when they and any affiliate of a Managing Party would be entitled to less than 25% of the Company’s assets distributable to holders of the Company’s units upon a liquidation of the Company and (b) as to Fleming only (with Fleming’s share of the Monitoring Fee payable thereafter to KarpReilly) when it and all of its affiliates hold less than 25% of the units of the Company that it holds immediately following the Closing under the Recapitalization Agreement, dated as of July 27, 2007, by and among The Habit Restaurants, Inc., the members of Habit Holding Company, LLC, HR Burger, LLC and Bruce Reichard.

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may not be amended except in writing by the parties hereto and as approved in accordance with Section 4.10 of the LLC Agreement. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

No party hereto may assign any rights or obligations hereunder to any other party without the prior written consent of the other parties (which consent shall not be unreasonably withheld); provided, a Managing Party may, without the consent of the Company, assign all or any portion of its rights or obligations hereunder to any of its members or affiliates.

Notwithstanding anything to the contrary set forth herein, no amount shall be required to be paid hereunder by the Company to the extent such payment is prohibited under the terms of any credit agreement to which the Company is a party.

[Signature Page to Follow]

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If the foregoing accurately describes our agreement with respect to the foregoing, please so indicate by signing this letter in the space indicated below.

Very truly yours, THE HABIT RESTAURANTS, LLC

By:	/s/ Brent Reichard
Name:	Brent Reichard
Title:	Chief Executive Officer

The foregoing is hereby

agreed to and accepted:

KARPREILLY, LLC

By:	/s/ Chris Reilly
Chris Reilly,
A duly authorized signatory

F-HABIT, LLC

By:	/s/ Illegible
A duly authorized signatory

[Signature Page to Management and Monitoring Agreement]

SCHEDULE I

Capitalized terms used in this Schedule I are used herein with the same meanings assigned to such terms in the letter agreement to which this Schedule I is attached and forms a part of (the “Agreement”).

The Company agrees to indemnify and hold harmless each Managing Party, its direct and indirect members, partners, affiliates, directors, managers, advisory board members, officers, fiduciaries, employees, advisors, attorneys, agents and representatives and each of the direct and indirect members, partners, shareholders, affiliates, directors, managers, advisory board members, officers, fiduciaries, employees, advisors, attorneys, agents and representatives of each of the foregoing (a “Managing Party Group”) from and against any claims, liabilities, damages, losses and expenses, including reasonable fees and expenses of counsel, arising out of or in connection with the services rendered by the Managing Party or any member of its Managing Party Group pursuant to the Agreement, and will advance each Managing Party and each member of its Managing Party Group for all such fees and expenses periodically and promptly, including the reasonable fees and expenses of counsel, as they are incurred by such Managing Party or member of its Managing Party Group in connection with pending or threatened litigation whether or not the Managing Party or any member of its Managing Party Group is a party thereto. The Company will not, however, be responsible for any claims, liabilities, damages, losses or expenses to a Managing Party or the members of its Managing Party Group to the extent that such claims, liabilities, damages, losses or expenses are finally determined by judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Managing Party or any member of its Managing Party Group. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the claims, liabilities, damages, losses and expenses described above which is permissible under applicable law. The foregoing agreements will be in addition to any rights that the Managing Parties or its Managing Party Group may have at common law or otherwise.

Notwithstanding anything else contained herein, the Company also agrees that no Managing Party or member of its Managing Party Group will have any liability to the Company (or any other party) in connection with the services rendered pursuant to the Agreement (whether in tort, contract or otherwise) for claims, liabilities, damages, losses or expenses unless, and only to the extent, such claims, liabilities, damages, losses or expenses are finally determined by judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Managing Party or a member of its Managing Party Group.

If indemnification is to be sought hereunder by a Managing Party or member of its Managing Party Group, then such person or entity will notify the Company of the commencement of any action or proceeding in respect thereof; provided, however, that the failure to so notify the Company will not relieve the Company from any liability that it may otherwise have to such indemnified person, except to the extent the Company shall have been materially prejudiced by such failure. Following such notification, the Company may elect in writing to assume the defense of such action or proceedings, and upon such election it will not be liable for any legal costs subsequently incurred by such person or entity (other than reasonable costs of investigation) in connection therewith, unless (i) the Company fails to provide counsel reasonably satisfactory to such person or entity in a timely manner, (ii) the Company fails to conduct such defense diligently and responsibly, or (iii) counsel to such person or entity determines that representation of such member or other members of its Managing Party Group by counsel for the Company may involve a conflict of interest or that any of such members have a separate and conflicting defense. In any litigation or proceeding, the Company will not be responsible for the fees and expenses of more than one counsel for a Managing Party and the members of its Managing Party Group claiming indemnification hereunder in any one jurisdiction, unless any of the foregoing has a separate and conflicting defense with regard to such litigation or proceedings, as reasonably determined by the counsel for such person or entity. The Company will not be liable for any settlement of any litigation or proceeding effected without its prior written consent, which consent will not be unreasonably withheld. Should the Company assume the defense of any action, the Company will not, without the prior written consent of the Managing Party and the members of its Managing Party Group named in any such litigation or proceeding, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate such action if such settlement, compromise, consent or termination imposes obligations on any Managing Party or member of its Managing Party Group (through injunctive relief or otherwise) other than the payment of money for which such member has been fully and irrevocably indemnified by the Company hereunder.